EXHIBIT 4.2

                         SYKES ENTERPRISES, INCORPORATED

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                            (performance accelerated)
                    FOR 1997 MANAGEMENT STOCK INCENTIVE PLAN

         THIS AGREEMENT is made and entered into as of the date set forth on the signature page hereof by and between SYKES ENTERPRISES, INCORPORATED, a Florida corporation (the "Company"), and _____________________ who is an officer or manager of the Company (the "Optionee").

                              W I T N E S S E T H:

         WHEREAS, the Company has adopted the Sykes Enterprises, Incorporated 1997 Management Stock Incentive Plan (the "Plan") to permit options for shares of the Company's common stock (the "Stock"), to be awarded to certain officers and managers of the Company; and

         WHEREAS, the Optionee is an officer or manager of the Company, and the Company desires such officer or manager to remain in its employ and to further an opportunity for his or her stock ownership in the company in order to increase his or her proprietary interest in the success of the Company.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

         1. Award of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby awards the Optionee a performance-accelerated non-qualified option (the "Option") to purchase the number of shares of Stock set forth below (the "Option Stock") at the purchase price per share set forth below, which may not be less than Fair Market Value (as defined in the Plan) on the date of grant. This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

                                No. of Shares of Option Stock:__________________

                                Purchase Price per Share:_______________________

         2.  Vesting and Exercise of Option.

             a. Generally. Except as otherwise specifically provided herein, this Option shall vest and be exercisable in full on and after the ________________ (____) anniversary of the date hereof and shall remain vested and exercisable through the expiration or termination of this Agreement.



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             b.  Accelerated Exercise. In the event of the occurrence of all of the following circumstances ("Accelerating Events"), the date upon which any outstanding and unexercised Stock Options hereunder may vest and be exercised shall be accelerated to such date upon which the last of the Accelerating Events occurs:

                 (1) the continuous employment of the Optionee with the Company for a period of ______ years from the date of this Agreement; and

                 (2) the attainment of the Performance Objectives, as such term is defined in the Plan, which are set forth on Exhibit A to this Nonqualified Stock Option Agreement.

         The determination of whether the Optionee and/or Company has obtained the Performance Objectives shall be determined by the Committee in its sole discretion. The exercise period for the Option shall commence on the date of the attainment of the last of the Accelerating Events. The exercise period shall expire [______ years from the date thereof][on ________________,], but in no event later that ten years from the date hereof.

         3.  Manner of Exercise.

             a. Notice and Payment. The Option may be exercised in whole or in part by notice in writing to the Company. The aggregate purchase price for the Stock for which the Option is exercised shall be paid to the Company at the time of exercise in cash, Stock registered in the name of the Optionee, exercise of a vested Stock Appreciation Right issued to the Optionee, or by a combination thereof.

             b. Stock Tendered as Payment. Any Stock tendered in payment of the purchase price for an Option shall be free of all adverse claims and duly endorsed in blank by the Optionee or accompanied by stock powers duly endorsed in blank. Stock tendered shall be valued at Fair Market Value on the date on which the Option is exercised.

         4. Option Not Transferable. Except as otherwise specifically set forth in the Plan, the Option is not transferable, voluntarily or by operation of law and may be exercised only by the Optionee during the lifetime of the Optionee.

         5. Termination of Employment. Pursuant and subject to the provisions more fully set forth in paragraph 11 and elsewhere in the Plan (i) if the Optionee's employment is terminated without Cause (as defined in the Plan) the Optionee shall have thirty (30) days from the date of termination to exercise any Option which was exercisable immediately prior to such termination; (ii) if the Optionee's employment is terminated for Cause or if the Optionee voluntarily leaves the employ of the Company, the Optionee's right to exercise any Option shall terminate immediately on the date of termination of employment; and (iii) if the Optionee's cessation of employment with the Company is due to death while employed by the Company (or during a period when an Option would have otherwise been exercised), retirement with the written consent of the Company, or permanent or total disability (within the meaning of Section 22(e)(3) of the Code), then the Optionee or his or her duly authorized beneficiary or representative may, at any time within three (3) months after such cessation of employment, exercise any Option to the extent that the Option was exercisable immediately prior to the Optionee's death, retirement or disability.

         6. Optionee Agrees to Lock-Up. If, prior to a public offering of the Company's common stock, Optionee shall have exercised any Stock Options granted hereunder, Optionee agrees to enter into and be bound by any Lock-Up Agreement reasonably required by the Company's underwriter.

         7. Securities Law Restrictions. The Optionee agrees and acknowledges with respect to any Option Stock that has not been registered under the Securities Act of 1933, as amended (the "Act") that (i) he or she will not sell or otherwise dispose of such Stock except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (ii) a legend will be placed on the certificates for the Option Stock to such effect.

         8. No Rights As Shareholder. The Optionee shall have no rights as a holder of the Option Stock until the date on which the Option has been exercised and payment for such shares has been made in full.

         9. Tax Withholding. It shall be a condition of the obligation of the Company to issue Option Stock to the Optionee, and the Optionee agrees, that the Optionee shall pay to the Company upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the exercise of the Option.

        10. Capital Adjustment Provisions. In the event of any change in the shares of common stock of the Company by reason of a declaration of a stock dividend, stock split, reorganization, merger, consolidation, spin-off, recapitalization, reclassification, split-up, combination or exchange of shares, or otherwise, the aggregate number and class of shares available under the Plan, the number and class of shares subject to this Agreement, the number and class of shares subject to any other outstanding option, and the exercise price for shares subject to each outstanding option, shall be appropriately adjusted by the Committee (whose determination in this regard shall be conclusive) such that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event.

        11. Powers of Company Not Affected. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any combination, subdivision or reclassification of the Stock or any reorganization, merger, consolidation, business combination, exchange of shares, or other change in the Company's capital structure or its business, or any issue of bonds, debentures or stock having rights or preferences equal, superior or affecting the Option Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employment of the Company, or interfere with or limit in any way the right of the Company to terminate the Optionee's employment at any time.

        12. Interpretation by Committee. The Optionee agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determina-tion made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive. Any such determination need not be uniform and may be made differently among Optionees awarded Option Stock.

        13.  Miscellaneous.

             a. State Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed therein between residents thereof.

             b. No Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

             c. Captions. The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

             d. Notice. Any notice, filing or delivery hereunder or with respect to Option Stock shall be given to the Optionee at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at the principal office of the Company. All such notices shall be in writing and given by first class mail, postage prepaid, or by personal delivery.

             e. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the company and its successors and assigns and shall be binding upon and inure to the benefit of the Optionee.

             f. Subject to Plan. This Agreement is subject in all respects to the terms and conditions of the Plan.

             g. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Plan.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has hereunto affixed his or her hand and seal, all as of the ______ day of ___________________.

                                       "Company"
                                       SYKES ENTERPRISES,
                                       INCORPORATED, a Florida corporation


                                       By:______________________________________

                                       Title:___________________________________

                                       (Seal)


                                       Optionee's signature:____________________

                                       Print Name:______________________________

                                       No. of Shares of Option Stock:___________

                                       Purchase Price per Share:________________

                                       Date of Agreement:_______________________

                                       Grant Date:______________________________

                                       Expiration Date:_________________________